Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS THIRD QUARTER 2019 RESULTS
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (October 30, 2019) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the third quarter ended September 30, 2019.
Third Quarter 2019 Highlights
•ESS sales increased 28% (30% in constant currency) to $6.7 million, representing 64% of our Endoscopy sales for the third quarter
•Endoscopy sales increased 12% (14% in constant currency) to $10.4 million
•Received 510(k) clearance from the FDA for the OverStitch™ Polypropylene Suture-Anchor Assembly
Todd Newton, CEO of Apollo, commented, "Strong market momentum for OverStitch continued in the third quarter with 28% increase in sales. This marks our fourth consecutive quarter of double-digit year-over-year growth in OverStitch sales. We remain enthusiastic about the opportunities ahead to continue this growth, driven by expansion of our user base and ongoing clinical investments that will continue to demonstrate the notable clinical benefits of our Endoscopy products."
Third Quarter 2019 Results
Consolidated Endoscopy product sales increased 12% as reported and 14% in constant currency. For the third quarter, 64% of Endoscopy product sales related to ESS. In the U.S., Endoscopy sales increased 30% to $4.8 million.
Worldwide, ESS product sales increased 28% as reported and 30% in constant currency. U.S. ESS product sales increased 48% to $3.7 million in the third quarter of 2019. Outside the US ("OUS") ESS product sales increased 9% as reported and 12% in constant currency to $2.9 million.
Worldwide IGB sales decreased 9% as reported and 7% on a constant currency basis. U.S. IGB sales decreased $0.1 million, or 7%, to $1.1 million in the third quarter of 2019 while OUS IGB product sales decreased 9% as reported and 7% on a constant currency basis to $2.6 million.
The divestiture of our Surgical products in December of 2018 reduced total revenues in the third quarter of 2019 by $3.9 million compared to the third quarter of 2018. We divested the Surgical products in order to strengthen the organization's focus on our Endoscopy products, which we believe have high growth potential.
Gross margin for the third quarter 2019 was 48%, compared to 55% for the third quarter 2018 as a result of a greater proportion of our overall product sales coming from our ESS products, which realize a lower gross margin than our other products.
Total operating expenses decreased $3.6 million to $12.3 million in the third quarter 2019, compared to the third quarter 2018. Research and development expense declined $1.5 million compared with the third quarter of 2018 as we neared completion in certain of our clinical studies. In addition, amortization expense is $1.3 million lower as a result of the reduction in our intangible assets after the recent divestiture of our Surgical products.
Net loss for the third quarter 2019 was $8.7 million compared to $9.8 million for the third quarter 2018.
Cash, cash equivalents and restricted cash were $36.0 million as of September 30, 2019. The Company raised proceeds of $20.0 million from the issuance of convertible debt in August 2019.
Conference Call
Apollo will host a conference call on October 30, 2019 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss operating results for the third quarter ended September 30, 2019.
To participate in the conference call dial (877) 823-8673 for domestic callers and (647) 689-4156 for international callers. The conference ID number is 6392218. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the event.

Non-GAAP Financial Measures
To supplement our financial results we are providing a non-GAAP financial measure, percentage revenue change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of revenues. Percentage revenue change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal defect repairs to the interventional treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 80 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and statements relating to the availability of cash for Apollo's future operations; Apollo’s ability to support the adoption of its products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2018. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues (1)	$11,259	$14,141	$38,724	$45,672
Cost of sales	5,826	6,400	18,884	19,560
Gross margin	5,433	7,741	19,840	26,112
Operating expenses:
Sales and marketing	6,495	7,344	21,995	25,078
General and administrative	3,159	3,021	10,219	9,589
Research and development	2,128	3,671	8,245	9,281
Amortization of intangible assets	510	1,807	1,591	5,411
Settlement gain	—	—	(5,609)	—
Total operating expenses	12,292	15,843	36,441	49,359
Loss from operations	(6,859)	(8,102)	(16,601)	(23,247)
Other expenses:
Interest expense, net	1,221	1,001	2,849	2,980
Other expense	498	620	655	1,085
Net loss before income taxes	(8,578)	(9,723)	(20,105)	(27,312)
Income tax expense	80	36	131	122
Net loss	$(8,658)	$(9,759)	$(20,236)	$(27,434)
Net loss per share, basic and diluted	$(0.40)	$(0.45)	$(0.93)	$(1.44)
Shares used in computing net loss per share, basic and diluted (2)	21,401,044	21,885,158	21,743,218	19,080,400
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(1) Revenue between periods declined $3.9 million for the three months ended September 30, 2019 and $9.7 million for the nine months ended September 30, 2019 due to the divestiture of the Surgical product line in December 2018. See the product sales table for additional information by product group and geographic market.
(2) In June 2018, 4.3 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$3,711	$2,949	$6,660	$2,511	$2,698	$5,209	47.8%	9.3%	27.9%
IGB	1,088	2,633	3,721	1,175	2,898	4,073	(7.4)%	(9.1)%	(8.6)%
Total Endoscopy	4,799	5,582	10,381	3,686	5,596	9,282	30.2%	(0.3)%	11.8%
% Endoscopy	46.2%	53.8%		39.7%	60.3%
Surgical	—	640	640	2,790	1,851	4,641	(100.0)%	(65.4)%	(86.2)%
Other (1)	228	10	238	210	8	218	8.6%	25.0%	9.2%
Total revenues	$5,027	$6,232	$11,259	$6,686	$7,455	$14,141	(24.8)%	(16.4)%	(20.4)%

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$10,498	$10,339	$20,837	$7,663	$8,793	$16,456	37.0%	17.6%	26.6%
IGB	4,005	8,552	12,557	4,461	9,425	13,886	(10.2)%	(9.3)%	(9.6)%
Total Endoscopy	14,503	18,891	33,394	12,124	18,218	30,342	19.6%	3.7%	10.1%
% Endoscopy	43.4%	56.6%		40.0%	60.0%
Surgical	—	3,670	3,670	8,359	6,210	14,569	(100.0)%	(40.9)%	(74.8)%
Other (1)	1,632	28	1,660	735	26	761	122.0%	7.7%	118.1%
Total revenues	$16,135	$22,589	$38,724	$21,218	$24,454	$45,672	(24.0)%	(7.6)%	(15.2)%

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(1) Other U.S. revenue includes $0.1 million and $1.2 million of transition and manufacturing services provided to ReShape for the three and nine months ended September 30, 2019, respectively.

Product sales percentage change in constant currency were as follows:

	Three Months Ended September 30, 2019		Nine Months Ended September 30, 2019
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	12.4%	29.5%	23.0%	29.5%
IGB	(6.8)%	(7.0)%	(4.9)%	(6.6)%
Total Endoscopy	2.4%	13.5%	8.5%	13.0%
Surgical	(63.7)%	(85.5)%	(37.3)%	(73.3)%
Other	46.7%	9.7%	21.1%	118.3%
Total revenues	(13.9)%	(19.1)%	(3.1)%	(12.8)%